As filed with the Securities and Exchange Commission on November 12, 2020
Registration No. 333-250010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 KEROS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	81-1173868 (I.R.S. Employer Identification No.)
99 Hayden Avenue, Suite 120, Building E
Lexington, Massachusetts 02421
Tel: (617) 314-6297
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jasbir Seehra
Chief Executive Officer
Keros Therapeutics, Inc.
99 Hayden Avenue, Suite 120, Building E
Lexington, Massachusetts 02421
Tel: (617) 314-6297
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc A. Recht Ryan S. Sansom Brandon Fenn Cooley LLP 500 Boylston Street Boston, Massachusetts 02116 (617) 937-2300	Esther Cho Head of Legal Keros Therapeutics, Inc. 99 Hayden Avenue, Suite 120, Building Lexington, Massachusetts 02421 (617) 314-6297	Peter N. Handrinos Nathan Ajiashvili Latham & Watkins LLP 200 Clarendon Street New York, New York 02116 (617) 948-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (333-250010)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

This post-effective amendment shall become effective upon filing in accordance with Rule 462(d) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE
This Post-Effective Amendment No. 1 (this “Amendment”) relates to the Registrant’s Registration Statement on Form S-1 (File No. 333-250010), as amended, declared effective on November 12, 2020 by the Securities and Exchange Commission. The Registrant is filing this Amendment for the sole purpose of replacing Exhibit 5.1 to the Registration Statement. This Amendment does not modify any provision of Part I or Part II of the Registration Statement other than Item 16(a) of Part II as set forth below.

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Cooley LLP
23.2	Consent of Cooley LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-250010), filed with the Commission on November 10, 2020 and incorporated herein by reference).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lexington, Massachusetts, on the 12th day of November, 2020.

KEROS THERAPEUTICS, INC.

By:	/s/ Jasbir Seehra
Name: Jasbir Seehra, Ph.D. Title: Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Jasbir Seehra	Chief Executive Officer and Director (Principal Executive Officer)	November 12, 2020
Jasbir Seehra, Ph.D.

/s/ Keith Regnante	Chief Financial Officer (Principal Financial and Accounting Officer)	November 12, 2020
Keith Regnante

*	Director	November 12, 2020
Nima Farzan

*	Director	November 12, 2020
Carl Gordon, Ph.D., C.F.A.

*	Director	November 12, 2020
Tomer Kariv

*	Director	November 12, 2020
Julius Knowles

*	Director	November 12, 2020
Alon Lazarus, Ph.D.

*	Director	November 12, 2020
Ran Nussbaum

*By:	/s/ Jasbir Seehra
Jasbir Seehra, Ph.D. Attorney-in-Fact